Exhibit F-3(b)






                                                               October 14, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      Jersey Central Power & Light Company
                           Metropolitan Edison Company
                           Pennsylvania Electric Company
                           SEC File No. 70-7862
                           --------------------

Ladies and Gentlemen:

                  We have examined the Post-Effective Amendment No. 4 to the Application on Form U-1, dated July 13, 1998, under the Public Utility Holding Company Act of 1935, as amended, filed with the Securities and Exchange Commission (the "Commission") by Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec" and, together with JCP&L and Met-Ed, the "GPU Companies"), subsidiaries of GPU, Inc., and docketed in SEC File No. 70-7862, as proposed to be amended by Post-Effective Amendment No. 5 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as proposed to be amended, is hereinafter referred to as the "Application".)

                  The Application contemplates, among other things, that the GPU Companies would amend and/or restate their existing lease agreements with lessor fuel corporations (as so amended, the "Lease Agreements") to provide for the future acquisition and leasing of nuclear fuel, fuel assemblies and component parts (the "Nuclear Material") for use at Oyster Creek nuclear generating station and the Three Mile Island Unit 1 nuclear generating station ("TMI-1"). The GPU Companies jointly own TMI-1 in the following percentages: JCP&L - 25%; Met-Ed - 50%; and Penelec - 25%. The initial term of the TMI-1 Lease Agreement is up to 20 years, subject to early termination upon the occurrence of certain events. The total amount of acquisition costs for the Nuclear Material which may be outstanding at any one time under the TMI-1 Lease Agreement may not exceed $100 million. The fuel lessors would establish a new credit facility with First Chicago Capital Markets, Inc. and PNC Capital Markets, Inc., as Arrangers, the banks parties thereto, PNC Bank, National Association, as Syndication Agent, and The First National Bank of Chicago, as Administrative Agent, to provide financing for the acquisition of the Nuclear Material for TMI-1.

                  We have been counsel to Penelec, a Pennsylvania corporation, for many years and are familiar with the terms of its outstanding securities. We have examined copies, signed, certified or otherwise proven to our satisfaction, of the Restated Articles of Incorporation and By-Laws of Penelec. We have also participated in the preparation of the Securities Certificate of Penelec filed with the Pennsylvania Public Utility Commission. In addition, we have examined such other instruments, agreements and documents and made such further investigation as we have deemed necessary as a basis for this opinion

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Securities and Exchange Commission
October 14, 1998
Page 2


                  Based upon the foregoing, and assuming that the transactions proposed in the Application are carried out in accordance therewith, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that when the Commission shall have entered an order forthwith granting the Application,

                  (a) all Pennsylvania laws applicable to the proposed transactions to be undertaken by Penelec will have been complied with;

                  (b) the Lease Agreement, to which Penelec is a party, will be a valid and binding obligation of Penelec in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moritorium, fraudulent conveyance and other laws affecting creditors' rights generally, the Atomic Energy Act of 1954, as amended, and the regulations thereunder and general principles of equity;

                  (c) Penelec will legally acquire any Nuclear Material which it may acquire under and pursuant to its Lease Agreement; and

                  (d) the consummation of the transactions proposed to be undertaken by Penelec in the Application will not violate the legal rights of the holders of any securities issued by Penelec or its subsidiaries, Ninevah Water Company, Penelec Capital, L.P. and Penelec Capital II, L.P.


                  We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                        Very truly yours,


                                        BALLARD SPAHR ANDREWS & INGERSOLL, LLP